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                                                                  EXHIBIT 10.1.H

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into this ___ day of _______________, 19__, by and between Quorum Health Group, Inc. ("Employer"), and Eugene C. Fleming ("Employee").

         FOR AND IN CONSIDERATION of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

         1. Employment. Employer hereby agrees to employ Employee as Employer's Executive Vice President/Chief Operating Officer and Employee accepts such employment. Employee represents and warrants that Employee is not subject to any restrictive agreement, other contractual or legal obligation, limitation or prohibition which would prohibit Employee from entering into this Agreement or accepting employment by Employer. In the event of a breach of this warranty, Employee agrees to indemnify and hold Employer harmless from any and all claims, costs, expenses, attorney's fees, lawsuits, or other liability arising from such breach.

         2. Term. This agreement shall become effective and binding upon the parties upon the date set forth above (hereinafter the "Initial Employment Date") and shall remain in full force and effect for a period of four years thereafter, unless terminated as set forth herein. For the purposes of this agreement, each consecutive one year period following Employee's Initial Employment Date shall constitute an "Employment Year" as that term is hereinafter used.

         3. Compensation. So long as this agreement remains in effect, Employee shall be compensated as follows:
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                 a.       Salary.  Employee shall receive the following amounts
as salary, paid in equal monthly installments:

                          I.      First Employment Year:            $360,000
                          II.     Second Employment Year:           $385,000
                          III.    Third Employment Year:            $410,000
                          IV.     Fourth Employment Year:           $440,000

                 b. Bonus. At the conclusion of each Employment Year, Employee shall also be eligible to receive as a bonus, an additional amount equal to up to 50% of Employee's salary during such Employment Year. Employee's entitlement to such bonus and the amount thereof, shall be governed by criteria concerning Company-wide performance, as applied to senior officers of the Employer, to be agreed upon by the parties.

         The foregoing compensation shall be subject to federal and/or state income tax withholding, FICA, and any other deductions from wages required by law or regulation.

         4.      Stock.

                 a. Employee agrees to purchase on the open market, that number of shares (rounded to the nearest whole share) of Employer's common stock which is equal to $1 million divided by the closing price of such stock on the NASDAQ stock market on the date of this Agreement (the "Closing Price"). Employee agrees to pay $1 million for such stock on the date of purchase. However, Employee may at his discretion, and with the approval of Employer, invest $1 million prior to commencement of his actual employment date with Employer. Should Employee elect to invest $1 million prior to his actual employment date, the price per share paid on a NASDAQ trade shall establish the "Closing Price" as referenced in this Employment Agreement except for the issuance of stock options as outlined later in this paragraph.


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                 b.       On Employee's Initial Employment Date, Employer shall
issue to Employee nonqualified stock options on that number of shares (rounded to the nearest whole share) of Employer's common stock equal to $1,500,000.00 divided by the Purchase Price less $1.00 (One Dollar). The "Purchase Price" is defined as the weighted average per share price for which Employee purchased $1,000,000.00 (One million Dollars) of Employer's common stock in the above paragraph. The options shall have an exercise price of $1.00 (One Dollar) per share, shall vest at the rate of twenty-five percent (25%) at the end of each Employment Year, and must be exercised within ninety (90) days following the completion of each Employment Year, or, Employee agrees that he shall not exercise an amount of such nonqualified options in any year which would result in the loss of any compensation deductions of Employer by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, for compensation to Employee resulting from the exercise of such options.

                 c. Upon execution of this Agreement, Employer hereby grants to Employee an option to purchase up to 200,000 shares of Employer's common stock pursuant to the provisions of Employer's Restated Stock Option Plan. The exercise price of the options shall be the Purchase Price of the stock as defined in sub-paragraphs (a) and (b), above. The options shall be exercisable for a period of ten years from the date of grant and shall vest over a four year period, with 25% of the total or 50,000 shares, vesting at the end of each of the four Employment Years hereunder. Employer and Employee shall execute Employer's standard Stock Option Agreement with respect to this option. Should Employee die during the term of this agreement, in reference to any options referenced in this paragraph 4 (c), Employee's estate shall have one (1) year in which to exercise any vested options. Any portion of the options referenced in this paragraph 4 (c) which have not vested remain unvested options and are not accelerated.





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         5.      Duties.  Employee shall perform such duties as are normally associated with the position in which Employee is employed as COO.

         6. Benefits. Employee will be eligible to participate in those group medical, dental, health, or life insurance plans which Employer makes available to similarly situated employees from time to time, subject to all terms and conditions of those plans and any amendments thereto, including without limitation, any and all provisions concerning eligibility for participation. Employee shall also be eligible to participate in any other benefit program available to similarly situated employees of Employer. Employer shall reimburse Employee, in a similar manner as are other senior officers of the company, for all reasonable business expenses incurred by Employee.

         7. Vacation. Employee will receive the greater of four (4) weeks paid vacation annually or vacation in accordance with Employer's vacation policies as may exist from time to time.

         8. Termination by Employer For Cause. Employer may terminate this Agreement, at any time, with or without notice, for cause. As used herein, the terms "for cause" shall mean only the following:

                 a. Employee violates the terms of the Non-compete Agreement executed contemporaneously herewith and incorporated herein by reference.

                 b. Employee is convicted of, or pleads guilty to, a felony or any act amounting to fraud, theft or embezzlement;

                 c. Employee willfully engages in conduct demonstrably and materially injurious to the Employer.





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                 d.       Employee willfully engages in conduct which
constitutes a violation of the established policies or procedures of Employer, including Employer's Policy on Business Practices.

                 e. Employee dies or becomes disabled (to the extent that he cannot, with reasonable accommodation, effectively perform the requirements of his position) and is unable to effectively perform his duties as Executive Vice President/Chief Operating Officer.

         In the event Employee is terminated for cause, Employee shall be entitled to receive compensation only through the date of such termination and no further. Employee shall have no right to receive any unvested benefits, stock, options, bonuses, or other compensation beyond the date of termination.

         9. Termination by Employer Without Cause. Employer may terminate this agreement without cause or notice at any time upon payment of the remaining compensation due under the terms and conditions of this agreement, including the acceleration of any unvested options, issued under the terms and conditions of this Agreement. Any incentive compensation which Employee might have been eligible to receive will be paid on a prorated basis through the date of termination.

         10. Termination by Employee. Employee may terminate this agreement at any time. In such event, Employee shall be entitled to receive compensation, including vested options, only through the date of such termination and no further. Employee shall have no right to receive any unvested benefits, stock, options, bonuses, or other compensation beyond the date of termination.

         11. Change In Control. In the event of a Change in Control as such term is defined in Paragraph 4 (page 5) of Employee's Severance Agreement, Employee's right to receive all unvested stock options shall be accelerated and shall vest immediately upon such Change in Control and Employee shall be entitled to all other benefits under the Severance Agreement. In addition to the





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severance benefits Employee is entitled to receive in event of a change in control under the terms and conditions of the Severance Agreement referenced in this paragraph, Employee shall receive any and all compensation not yet paid to Employee under the terms and conditions of this Agreement.

         12.     Miscellaneous.

                 a. Waiver of Breach. The waiver by either party of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver of any subsequent or other breach by the other party.

                 b. Construction: Entire Agreement. This instrument constitutes the entire agreement between the parties with respect to the subject matter hereof. It may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

                 c. Governing Law and Jurisdiction. This Agreement is entered into in the State of Tennessee and shall be construed in accordance with the laws of such state. The parties hereby submit to the jurisdiction of the State of Tennessee and the federal and state courts therein, for the purpose of any suit, action, or other proceeding arising out of or relating to this Agreement.

         13. EMPLOYEE AND EMPLOYER ACKNOWLEDGE THAT THEY HAVE READ ALL OF THE TERMS OF THIS AGREEMENT AND AGREE TO ABIDE BY ITS TERMS AND CONDITIONS. EMPLOYEE SPECIFICALLY ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED OR UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT EMPLOYEE'S COUNSEL PRIOR TO EXECUTION OF THIS AGREEMENT AND THAT EMPLOYER HAS OFFERED EMPLOYEE THE OPPORTUNITY TO SEEK SUCH ADVICE AND THAT EMPLOYEE HAS SOUGHT SUCH LEGAL ADVISE OR KNOWINGLY WAIVES THAT





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OPPORTUNITY PROVIDED HEREIN AND EXECUTES THE AGREEMENT KNOWINGLY AND
VOLUNTARILY.

         IN WITNESS WHEREOF, the parties hereto have set forth their hands and seals the day and year first above written.

 WITNESSES:                                              QUORUM HEALTH GROUP, INC.
                                                         a Tennessee corporation


 -----------------------------------------------------   ----------------------------------------------------

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                                                         EMPLOYEE

 -----------------------------------------------------   ----------------------------------------------------
                                                         Eugene C. Fleming
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





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